INITIAL CAPITAL AGREEMENT

                                                              November 3, 1997

Phoenix Investment Trust 97
101 Munson Street
Greenfield, Massachusetts 01301

Dear Sirs:

         Phoenix Investment Trust 97 (the "Trust") proposes to issue and sell shares of beneficial interest of its Series (the "Shares") pursuant to a registration statement on Form N-1A (the "Registration Statement") filed with the Securities and Exchange Commission. The undersigned hereby offers to purchase such number of Shares contemporaneous with the effective date of the Registration Statement (or such earlier date as may be agreed upon) required in order to provide the Trust with a net worth of at least $100,000 as required by
Section 14 of the Investment Company Act of 1940, as amended.

         The undersigned represents and warrants to the Trust that the Shares are being acquired by us for investment and not with a view to the resale or further distribution thereof and that we have no present intention to redeem the Shares.

         Please confirm that the foregoing correctly sets forth our agreement with the Trust.

                                    Very truly yours,

                                    Phoenix Home Life Mutual Insurance Company


                                    By: /s/ Anthony J. Zeppetella
                                        -------------------------
                                        Anthony J. Zeppetella
                                        Senior Vice President

Confirmed, as of the date
first above mentioned.

Phoenix Investment Trust 97


By: /s/ Philip R. McLoughlin
    ------------------------
    Philip R. McLoughlin
    President